DIGITAL POWER CORPORATION

EMPLOYMENT AGREEMENT

Digital Power Corporation. (hereafter referred to as "Digital" or "the Company") and Amos Kohn (hereafter referred to as "Executive") hereby enter into this Employment Agreement (hereafter referred to as "this Agreement") as of June 1, 2008 (hereafter referred to as "the Effective Date").

WHEREAS, Digital currently employs Executive as Interim President and Chief Executive Officer;

WHEREAS Digital and Executive wish to continue Executive's employment with Digital, with Executive acting as Digital's President and Chief Executive Officer, and wish to define the terms and conditions under which such employment will continue;

NOW THEREFORE, the parties agree as follows:

ARTICLE 1
NATURE OF RELATIONSHIP; TITLE AND DUTIES

Section 1.01 *Nature of Relationship*. The parties agree that Digital will employ Executive on an at-will basis for an unspecified period of time. Either party may terminate Executive's employment at any time, with or without cause and with or without notice.

Section 1.02. *Title and Duties*. Commencing on the Effective Date and continuing as provided herein, Executive shall serve as the Company's President and Chief Executive Officer and shall report to its Board of Directors. Executive shall hold such duties and authority as are customarily held by Presidents and Chief Executive Officers and shall be responsible for the overall management of the Company on a daily basis, subject to the direction and control of the Board of Directors. In addition, Executive shall verify the financial statements of _dpc& dpl_____& consalidated__as needed by the law____________ and shall perform such other duties as may be assigned to him from time to time by the Company's Board of Directors.

Section 1.03. *Avoidance of Conflicting Activities*. During his employment with the Company pursuant to this Agreement, Executive will devote substantially all of his business time to the performance of his duties under this Agreement and will not engage in any other business, profession or occupation, for compensation or otherwise, which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Chairman of the Company's Board of Directors.

Section 1.04. *Known Activities*. The parties acknowledge that Executive is a part owner of TechLead, an entity providing consulting services in the telecommunications industry. Executive may write up to two articles per year relating to the field of telecommunications and may be identified as a representative of TechLead in such articles so long as said activities do not conflict either directly or indirectly with the Company's current or future business and do not in

any way interfere with Executive's ability to carry out his duties as President and Chief Executive Officer of the Company.

ARTICLE 2
COMPENSATION AND BENEFITS

Section 2.01 *Base Salary.* Commencing on the Effective Date; the Company shall pay Executive an initial annual base salary (the "Base Salary") at the annual rate of $175,000.00 payable in accordance with the standard payroll and personnel practices of the Company, and subject to deductions required by law.

Section 2.02 *Stock Options.* Upon approval of its Board of Directors, the Company will grant Executive the option to purchase 50,000 shares of its common stock at a price equivalent to the fair market value of Digital shares on the date the option grant is approved by the Board. If the Company collects at least $5,800,000 in revenue and earns net profit of at least $100,000 during 2008 and Executive serves continuously as its President and Chief Executive Officer through June 30, 2009, the Company will grant Executive the option to purchase an additional 100,000 shares of its common stock at a price equivalent to the fair market value of Digital shares on the date the option grant is approved by the Board. The options granted to Executive will be subject to the terms and conditions of the Company's Stock Option Plan as it exists from time to time and will vest in equal installments over four years in accordance with the Stock Option Plan as it exists from time to time.

Section 2.03 *Group Insurance.* Executive shall be eligible to apply for such group medical, dental, vision, disability and life insurance benefits as Digital makes available to similarly situated employees generally.

Section 2.04. *401(k) and Other Deferred Compensation.* Executive shall be eligible to participate in Digital's 401(k) plan and in such other deferred compensation plans as the Company may make available to similarly situated employees generally, subject to the terms and conditions of each such plan.

Section 2.05. *Flexible Time Off.* Executive will accrue Flexible Time Off at a rate of 22 days per year. Executive may accrue a maximum balance of 44 days of Flexible Time Off, at which time accrual will cease and will not resume until Executive has used Flexible Time Off and drawn his or her balance below such maximum.

Section 2.06. *Business And Travel Expenses.* Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with the Company's policies as in effect from time to time.

Section 2.07. *No Other Compensation or Benefits.* Executive shall not be entitled to any compensation or benefits except as provided in this Agreement.

ARTICLE 3
CERTAIN PERFORMANCE GOALS

Section 3.01 *Performance Goals for Calendar Year 2008.* In the event that the Company collects at least $5,800,000 in revenue and earns net profit of at least $100,000 during 2008 and Executive serves continuously as its President and Chief Executive Officer through December 31, 2008, the Company shall either (a) increase Executive's Base Salary to $200,000 per year as of January 1, 2009 or (b) pay Executive the sum of $87,500.00, less deductions required by law if it elects not to continue Executive's employment after December 31, 2008.

Section 3.02 *Performance Goals for Calendar Year 2009.* In the event that it collects at least $6,375,000 in revenue and earns net profit of at least $337,450 during 2009 and Executive serves continuously as its President and Chief Executive Officer through December 31, 2009, the Company shall, on or before January 31, 2010, pay Executive a bonus equivalent to Executive's then-current Base Salary multiplied by a fraction whose numerator shall be the Company's gross profit for 2009 and whose denominator shall be the Company's gross revenue for 2009.

Section 3.03 *Performance Goals for Calendar Year 2010.* In the event that it collects at least $7,650,000 in revenue and earns net profit of at least $473,450 during 2010 and Executive serves continuously as its President and Chief Executive Officer through December 31, 2010, the Company shall, on or before January 31, 2011, pay Executive a bonus equivalent to Executive's then-current Base Salary multiplied by a fraction whose numerator shall be the Company's gross profit for 2010 and whose denominator shall be the Company's gross revenue for 2010.

ARTICLE 4
CERTAIN TERMINATION BENEFITS

Section 4.01 *Certain Events of Termination.* (a) In the event that either (i) Executive is terminated by the Company without Cause (as defined below) on or after January 1, 2009 or (ii) Executive resigns with Good Reason (as defined below) within six months after a Change of Control occurring on or after January 1, 2009, Executive shall be entitled to the following benefits:

(i) The Company shall pay Executive severance benefits as follows:

Year of termination Without Cause or resignation with Good Reason following Change of Control	Benefits payable if Company achieves both performance goals set forth in Article 3 above during the year employment terminates	Benefits payable if Company does not achieve both performance goals set forth in Article 3 above during the year employment terminates
2009	Sum equivalent to eight months of Executive's then-current Base Salary	Sum equivalent to four months of Executive's then-current Base Salary

2010	Sum equivalent to eight months of Executive's then-current Base Salary	Sum equivalent to four months of Executive's then-current Base Salary
2011	Sum equivalent to eight months of Executive's then-current Base Salary	Sum equivalent to four months of Executive's then-current Base Salary

Any severance benefits payable pursuant to this section shall be payable at the Company's option either (A) in two equal installments commencing no later than 30 days following the date of termination in accordance with the Company's payroll practice, or (B) in a lump sum; and

(ii) Executive shall be provided with health benefits under the Company's health plan (or the Company shall pay for Executive's continued coverage under COBRA at the same cost to Executive as before his or her termination of employment) until the earlier of (A) four months following the date of termination or (B) the date Executive becomes eligible for group health coverage with another employer; and

(iii) The portion of any options to purchase stock in the Company held by Executive under the Company's employee stock option plan which would have become vested and exercisable within the twelve month period following the date of termination shall become fully vested and exercisable on the date of such termination;

provided that receipt of the foregoing shall be subject to (A) Executive signing and not revoking a release of claims in a form reasonably acceptable to the Company and (B) Executive's continued compliance with the covenants set forth in the Confidentiality Agreement (as defined in Section 5.01 below).

(b) The foregoing benefits shall be provided in lieu of any severance benefits under any plans, programs, policies or practices and shall be reduced by any amounts due, or notice period required, under the WARN Act or other applicable law.

(c) "Cause" means the occurrence of any one or more of the following:

(i) The failure, refusal or willful neglect of Executive to perform the services required of Executive hereunder to the Company's satisfaction;

(ii) The Company forming a good faith belief that Executive has engaged in fraudulent or dishonest conduct in connection with the business of the Company or that Executive has committed a felony or misdemeanor involving moral turpitude;

(iii) Executive's breach of any of the covenants contained in the Confidentiality Agreement; or

(iv) The Company forming a good faith belief that Executive has committed an act of misconduct, violated the Company's policies prohibiting discrimination or harassment, or otherwise has caused material harm to the Company's reputation or goodwill.

(d) "Change of Control" means the occurrence of any one or more of the following:

(i) the consummation of a merger or consolidation of the Company with or into any other entity (other than with any entity or group in which Executive has not less than a 5% beneficial, interest) pursuant to which the holders of outstanding equity of the Company immediately prior to such merger or consolidation hold directly or indirectly 50% or less of the voting power of the equity securities of the surviving entity;

(ii) the sale or other disposition of all or substantially all of the Company's assets (other than to any entity or group in which Executive has not les than a 5% beneficial interest); or

(iii) any acquisition by any person or persons (other than the direct and indirect holders of the majority of the outstanding equity of the Company immediately after the Effective Time and other than any entity or group in which Executive has not less than a 5% beneficial interest) of the beneficial ownership of more than 50% of the voting power of the Company's equity securities in a single transaction or series of related transaction; *provided, however,* that an underwritten public offering of the Company's securities shall not be considered a Change of Control;

provided, however, that a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the person who directly or indirectly held the Company's securities immediately before such transaction.

(e) "Good Reason" means the occurrence of any of the following without Executive's written consent:

(i) A reduction by the Company (other than in connection with an action affecting a majority of the executive officers of the Company) of Executive's base salary by at least 20%; or

(ii) Any relocation of Executive's office to a location more than 300 miles from its location immediately prior to the Change of Control;

provided, however, that no act or failure to act by the Company shall give rise to Good Reason unless (A) Executive notifies the Company in writing of the circumstances believed to constitute Good Reason hereunder within 30 days after Executive acquires knowledge of such circumstances and (B) the Company has failed to cure or remedy such circumstances within 30 days of written notice by Executive to the Company.

ARTICLE 5
COVENANTS AND REPRESENTATIONS

Section 5.01 *Confidentiality and Non-Disclosure Agreement.* Executive recognizes that he will, during the course of employment with Employer, acquire knowledge of Confidential Information. As used in this Agreement, the term "Confidential Information" shall mean information that (a) derives economic value from not being known to the general public or others who can obtain economic value from its disclosure or use, and (b) is the subject of reasonable efforts on the part of Employer to maintain its secrecy. Executive agrees that all such Confidential Information is and shall at all times remain the exclusive property of Employer. Executive shall neither disclose, nor use (except as required in the ordinary course of Executive's performance of his duties to Employer), nor cause to become known by third parties not obligated to maintain its confidentiality, any such Confidential Information. Executive also agrees to return to Employer upon the termination of his employment all documents, materials and other property (including an duplicates thereof) which relate to Employer or its business and were created or received by Executive during the course of his employment. Notwithstanding any other provisions in this Agreement, the Company shall not be required to provide Executive with any of the benefits described in Article 4 of this Agreement until Executive has returned to it all Company property in his possession, custody or control.

Section 5.02 *Executive's Right to Certain Documents.* Executive agrees to execute, or has previously executed, the Company's standard form of Confidentiality and Non-Disclosure Agreement (the "Confidentiality Agreement") and agrees to comply with the obligations thereunder during and after his or her employment. The Confidentiality Agreement notwithstanding, Executive shall be entitled to retain a copy of this Agreement and copies of any other documents contained in his employee file which he has signed.

Section 5.03 *Material Inducement, Specific Performance.* If any provision of this Agreement or the Confidentiality Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set froth herein or therein, the Company and Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties. The parties further agree that the violation of the covenants contained herein would cause irreparable injury to the aggrieved party and therefore covenant and agree that this agreement may be specifically enforced.

Section 5.04 *Executive Representation.* Executive expressly represents and warrants to the Company that Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulation, whether governmentally imposed or otherwise, which will or may restrict in any way Executive's ability to fully perform Executive's duties and responsibilities under this Agreement.

ARTICLE 6
SUCCESSORS AND ASSINGMENTS

Section 6.01 *Assignments.* Except for an assignment in the event of a change in control or an assignment to an affiliate of the Company, this Agreement shall not be assignable by the

Company without the written consent of Executive. This Agreement shall not be assignable by Executive.

Section 6.02 *Successors; Binding Agreement*. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

ARTICLE 7
MISCELLANEOUS

Section 7.01 *Notices*. Any notice required to be delivered hereunder shall be in writing and shall be addressed:

(i) If to the Company, to:

Digital Power Corporation
41324 Christy Street
Fremont, California 94538
(510) 657-2635
Attention: Human Resources

With a copy to:

Daniel F. Pyne
Hopkins & Carley
70 South First Street
San Jose, CA 95113

(ii) If to Executive, Executives last known address as reflected on the books and records of the company;

or, in each case, to such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 7.02 *Dispute Resolution*. (a) Each of Executive and the Company shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a single neutral arbitrator sitting in Santa Clara County, California, in accordance with the rules of Judicial Arbitration and Mediation Services (JAMS) then in effect. Either party's election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and Executive. Judgment may be entered on the award of arbitrator in any court having jurisdiction.

(b) Each party shall pay its legal fees and costs in such arbitration or litigation, and any fees or costs charged by an arbitrator shall be borne by the Company.

Section 7.03 *Unfunded Agreement.* The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive's beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.

Section 7.04 *Entire Agreement.* This Agreement (together with the Confidentiality Agreement) represents the entire agreement between Executive and the Company with respect to the matters referred to herein, and supersedes all prior discussions, negotiations, and agreements concerning such matters.

Section 7.05 *Tax Withholding.* Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

Section 7.06 *Waiver of Rights.* The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

Section 7.07 *Amendment.* This Agreement may not be modified, altered or changed without the express written consent of both parties, except that Digital may alter Executive's title and duties (as described in section 1.02) or compensation and benefits (as described in sections 2.01 through 2.05) at any time, with or without cause, without Executive's consent.

Section 7.08 *Severability.* In the event any provisions of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 7.09 *Governing Law.* This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

Section 7.010 *Jurisdiction and Venue.* The exclusive jurisdiction and venue of any legal action by either party under this Agreement shall be the Superior Court for the County of Santa Clara, State of California or the United States District Court for the Northern District of California.

Section 7.011 *Counterparts.* This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

DIGITAL POWER CORPORATION.

By: BEN ZION DIAMANT
Its: CHAIRMAN of THE BOARD.

AMOS KOHN

Signature

385\589353.5